EXHIBIT 99-Q
OPTION AGREEMENT

This OPTION AGREEMENT (“Agreement”) is made and entered into as of August 27, 2009, by and between First Southern Bancorp, Inc. and First Southern Holdings, LLC (individually and collectively, the “Owner”) and Softvest, LP, a limited partnership organized under the laws of Delaware (the “Purchaser”).

Concurrently with the execution of this Agreement, the Purchaser is purchasing from Owner shares of common stock of UTG, Inc., a Delaware corporation (“UTG”).  By this Agreement, Owner is granting Purchaser the option to purchase additional shares of common stock of UTG on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the premises and other, good and valuable consideration, the parties do hereby agree as follows:

1.           Option. On the terms and conditions set out in this Agreement, the Owner hereby grants the Purchaser the right and option (the “Option”) to purchase from the Owner 100,000 shares of common stock of UTG (the “Shares”).

2.           Option Period; Expiration. The Option shall be exercisable in whole or in part as provided in Section 3 herein during the period beginning on the date hereof, and ending at 5:00 p.m. (Stanford, Kentucky time) on August 27, 2012 (the “Option Period”) as follows:

A.           During the period beginning on the date hereof, and ending at 5:00 p.m. (Stanford, Kentucky time) on August 27, 2011 (the “Initial Expiration Time”), the Option may be exercised one (and only one) time to purchase up to 100,000 Shares; and

B.           During the remainder of the Option Period after the Initial Expiration Time, the Option may be exercised one and only one time provided that the maximum number of Shares that can be purchased upon exercise of the Option after the Initial Expiration Time shall under no circumstances exceed 50,000.

It is the intent and agreement of the parties that (i) to the extent not exercised at or prior to the Initial Expiration Time, the Option to purchase 50,000 Shares shall expire at, and be of no further effect after, the Initial Expiration Time, and (ii) the Option to purchase the remaining 50,000 Shares shall expire at, and be of no further effect after, the end of the end of the Option Period.

3.           Exercise of the Option. The Purchaser may exercise the Option by delivering written notice of exercise, designating the number of Shares to be purchased, to the Purchaser at the address indicated on the signature page hereof at any time prior to the expiration of the Option Period. The Option shall be considered to have been exercised when the written notice of exercise has been delivered to Owner.  The Option may be exercised only one time prior to the Initial Expiration Time and only one time after the Initial Expiration Time (and in any case during the Option Period).

4.           Closing.  The closing of a purchase of Shares upon exercise of the Option (the “Closing”) shall occur at the offices of the Owner, 99 Lancaster Street, Stanford, Kentucky

40484, or at such other place as the parties may agree, within 30 days following the date of exercise and the satisfaction or waiver of all of the conditions set forth in Section 8 at such time as the Owner and the Purchaser shall reasonably fix. At the Closing, the Owner will deliver to the Purchaser the certificates representing the Shares to be purchased by Purchaser at the Closing, together with validly executed stock powers endorsed for transfer to the Purchaser against payment of the purchase price for said Shares in accordance with Section 5.

5.           Purchase Price. If the Option is timely exercised and the Closing occurs, the purchase price per Share for the Shares shall be an amount in cash equal to $10.00 (the “Purchase Price”). The Purchase Price shall be paid in full at the Closing in immediately available funds.

6.           Representations, Warranties and Covenants of the Owner. The Owner represents, warrants and covenants to the Purchaser as follows:

A.           If the Option is exercised and the Closing occurs, the Owner will convey and the Purchaser will acquire good and marketable title to the Shares to be purchased at such Closing, free and clear of any mortgage, pledge, assessment, security interest, lease, sublease, lien, claim, levy, charge, proxy, voting agreement, restriction or other obligation or encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

B.           The Owner has the power and authority to enter into this Agreement and to sell and transfer the Shares subject to this Agreement in accordance with the terms hereof.

C.           The Owner will, on request, execute and deliver such additional documents deemed necessary by the Purchaser to complete the sale and transfer to the Purchaser of the Shares to be purchased by the Purchaser hereunder upon timely exercise of the Option in accordance with the terms of this Agreement.

7.           Representations, Warranties and Covenants of the Purchaser. The Purchaser represents, warrants and covenants to the Owner as follows:

A.           The Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Shares subject to the Option.

B.           The Purchaser has been furnished access to all material information relating to UTG, its subsidiaries and shares of UTG, including the reports and other statements filed by UTG and its shareholders with the Securities and Exchange Commission, and has been afforded the opportunity to ask questions and receive answers concerning the same and to request any additional information necessary to verify the accuracy of any other information they have received.

C.           The Purchaser understands there is no active trading market for shares of UTG common stock as of the date hereof, that it is unlikely that there will be an active trading market for them in the future, and that the Purchase Price is not based on any “market value.”

D.           If the Option is exercised and the Closing occurs, the Purchaser will acquire the Shares for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

E.           The Purchaser acknowledges and agrees that [1] the Shares are being offered pursuant to this Agreement and, if and when acquired by the Purchaser upon exercise of the Option, will be sold in a private transaction between the Purchaser and the Owner in reliance on the exemption from registration contained in Section 4(1) of the Securities Act of 1933, as amended, [2] the transferability of the Shares will be restricted under applicable securities laws and the certificate(s) representing the Shares will bear a legend providing notice of the restrictions on transferability thereof under applicable securities laws, and [3] following the Closing, the Purchaser will not offer or sell the Shares except  in a transaction exempt from registration under applicable securities laws.

F.           The Purchaser has the power and authority to enter into this Agreement and to purchase the Shares if and when the Option is exercised.

G.           The Purchaser will, on request, execute and deliver such additional documents deemed necessary by the Owner to complete the sale and transfer to the Purchaser of the Shares in accordance with the terms of this Agreement, including without limitation, a certificate of investment representation confirming as true the representations and warranties made by the Purchaser in this Agreement.

8.           Conditions.

A.           The Purchaser’s obligation to purchase Shares at a Closing shall be subject to the condition (which may be waived by the Purchaser) that the representations and warranties of the Owner in this Agreement shall be true and correct in all material respects at the Closing as if made at and on that date.

B.           The Owner’s obligation to sell Shares at a Closing shall be subject to the condition (which may be waived by the Owner) that the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects at the Closing as if made at and on that date.

9.           Assignment; Binding Effect. Neither party may assign its rights or obligations under this Agreement without the written consent of the other party hereto. This Agreement shall be binding upon the parties hereto, their successors and permitted assigns.

The Purchaser acknowledges that the obligations of the Owner hereunder may be performed by First Southern Bancorp, Inc. and First Southern Holdings, LLC together or by either of them, as they may elect.

10.           Governing Law; Severability. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions hereof.

11.           Counterparts. This instrument may be executed in any number of counterparts and delivered by facsimile transmission, all of which, when taken together shall be deemed to be an original.

12.           Time. Time is of the essence in the performance of the obligations of the parties hereunder.

13.           Notices.  All notices or other communications which are required or permitted hereunder must be in writing and sufficient if delivered by hand, by receipt confirmed facsimile transmission, by registered or certified mail, postage pre-paid, or by pre-paid courier or nationally recognized overnight carrier, delivery expense paid, to the person at the addresses set forth on this signature page of this Agreement (or at such other address as may be provided hereunder).  All such notices and other communications will be deemed to have been given, delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such receipt confirmed delivery, (iii) in the case of delivery by nationally-recognized overnight carrier, on the business day following dispatch, and (iv) in the case of mailing, on the third business day following such mailing.

14.           Termination.

A.           If the Option is exercised, either party may terminate this Agreement by written notice in the event that the condition to that party’s obligations set out in Section 8 shall not be satisfied.

B.           This Agreement will automatically terminate and become null and void if and when UTG engages in a merger, consolidation or other transaction as a result of which the shares of common stock of UTG outstanding immediately prior to such merger, consolidation or other transaction cease to be outstanding.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

“Purchaser” SOFTVEST, LP By: SoftVest Management, L.P., as General Partner
By: DeBeck, LLC, as General Partner By /s/ Eric L. Oliver Title Eric L. Olver, Presdient	Address: 400 Pine Street, Suite 1010 Abilene, Texas 79601

“Owner”:
FIRST SOUTHERN BANCORP, INC. By /s/ Jill Martin Title Secretary	Address: P.O. Box 328 Stanford, KY 40484

FIRST SOUTHERN HOLDINGS, LLC By /s/ Jill Martin Title Secretary	Address: P.O. Box 328 Stanford, KY 40484

5